Exhibit 99.1

                               PRESS RELEASE
                            REPORT OF EARNINGS

                                                          February 27, 2004
                                                    Shawnee Mission, Kansas

The following is a report of earnings for Seaboard Corporation (AMEX symbol: SEB) with offices at 9000 West 67th Street, Shawnee Mission, Kansas 66202, (the "Company"), for the three and twelve months ended December 31, 2003 and 2002, in thousands of dollars except per share amounts.


                              Three Months Ended            Years Ended
                           December 31, December 31,  December 31, December 31,
                               2003         2002           2003         2002

Net  sales                  $  548,173   $  479,480     $1,981,340   $1,829,307

Earnings before cumulative
effect  of changes in
accounting principles           30,985        2,359         28,974       13,507

Cumulative effect of changes
in accounting for asset
retirement obligations,
dry-dock accruals,and variable
interest entities net of
income tax expense of $(498)
and $52, respectively             (780)           -          2,868            -

Net earnings                $   30,205   $    2,359     $   31,842   $   13,507

Earnings per share before
cumulative effect of changes
in accounting principles    $    24.69   $     1.81     $    23.08   $     9.38

Cumulative effect of changes
in accounting for asset
retirement obligations,
dry-dock accruals, and variable
interest entities                (0.62)           -           2.29            -

Net earnings per common
share                       $    24.07   $     1.81     $    25.37   $     9.38

Average  number of shares
outstanding                  1,255,054    1,302,042      1,255,054    1,439,753

Notes to Report of Earnings:

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standard No. 143, which required the Company to record a long-lived asset and related liability for asset retirement obligation costs associated with the closure of the hog lagoons it is legally obligated to close. Accordingly, the Company recorded the cumulative effect of the change in accounting principle with a charge to earnings of $2,195,000 ($1,339,000 net of tax) or $1.07 per common share.

Additionally, effective January 1, 2003, the Company changed its method of accounting for the scheduled dry-dock of vessels from the accrue-in-advance method to the direct-expense method. As a result, during the first quarter of 2003, the Company reversed the balance of the accrued liability for dry-dock maintenance as of December 31, 2002, resulting in an increase in earnings of $6,393,000 ($4,987,000 net of tax) or $3.97 per common share.

During the fourth quarter of 2003, Seaboard adopted Financial Accounting Standards Board Interpretation No. 46, revised December 2003, "Consolidation of Variable Interest Entities," and recorded a cumulative effect of a change in accounting principles with a charge to earnings of $1,278,000 ($780,000 net of tax), or $0.62 per common share.

During the fourth quarter of 2003, Seaboard sold its equity investment in Fjord Seafood ASA (Fjord), an integrated salmon producer and processor headquartered in Norway, recognizing a gain of $18,036,000. The gain was not subject to tax. During 2003, Seaboard recorded its share of losses related to its investment in Fjord totaling $15,546,000, including $12,421,000 for asset impairment charges in the third quarter of 2003. Seaboard's share of losses from Fjord during 2002 totaled $10,158,000.

During  2002,  Seaboard completed a series of transactions related  to  its
Argentine   sugar  business,  resulting  in  a  one-time  tax  benefit   of
$14,303,000.

During 2002, the Company effectively repurchased 232,414.85 shares of common stock from its parent company.